Rentus com The Rental Marketplace Crowdfunding Video on Wefunder.mp4 (4m 10s) 1 speaker (Speaker 1)

[0:00:00] Speaker 1: We've all heard opportunities only knock once. My guess is you missed investing in Uber and Airbnb. Imagine, a thousand dollar investment in Airbnb's seed round is now worth around $10 million. $15 million in Uber. Rentus is the sharing economy and has great potential for you to make money. Opportunity is knocking right now. This industry is five to 10 times bigger than the taxi industry. It exists today and it is ready, the rental industry. People rent cars, boats, RVs, tools, toys, equipment, party supplies to the tune of $60 billion every year in the US alone. The rental industry exists today. It is antiquated and inefficient, just like the taxi industry was not too long ago. It is ready to be disrupted. Try renting a snake to unclog your sink or a bounce house for your kids' party or a camera for a wedding, and you will see what I'm talking about. Today, companies rent to consumers every day. Rentus.com is already the platform where these transactions are happening in a more efficient, safe, and transparent way. If that's not exciting enough for you, let me tell you about the possibilities, the future. The average family has $5,000 or more in equipment, tools, toys, and vehicles that they don't use just sitting in their garages and sports lockers. Look around your house, your garage, your storage unit. Remember paying $150 for that cordless power drill you used for 12 minutes last year? There's someone out there looking to rent that item. Selling assets is a thing of the past. Rentus allows you to rent items that you don't use and make money. Make money over and over again. Imagine the possibilities. Peer-to-peer rental is here. This is your opportunity to invest in a revolutionary platform at an early stage, and this time it's not reserved for the mega rich or the bankers. This time you can invest. Now let's talk about the business. Rentus.com makes money by connecting people and companies that have stuff with people who need it. Posting items for rent is free, and just like any other sharing economy platform, Rentus.com keeps a percentage of the transaction. Our matching technology goes farther than just a simple match of two people. It improves the chances of a great experience by matching people with similar personalities. Our privacy shields and fraud detection tools allow us to offer extra levels of security and trust for our users. We are raising money to complete the implementation in our first markets and working to build a solid foundation for nationwide and international expansion. The bulk and the most expensive part of the technology is completed and working. Our focus now is marketing and growth. Our team's background and experience is unmatched. We come from the largest and most successful marketplaces in the world. We get things done. We are experts in digital and traditional marketing and implementation. The perks we set up for our investors on Wefunder are perhaps the smartest and most thoughtful perks in crowdfunding. We want to offer you the opportunity to make money by using Rentus.com now and be leaders in the sharing economy. Opportunity is knocking. Are you going to answer the door? People in companies will continue to rent items. That's a given. Rentus.com will make it efficient and convenient while allowing people to save money, make money, and get things done. We are creating a community to grow a platform where people can find what they need to get things done. A platform where people are making their own money. A platform where dreams become a reality. Investing in Rentus.com is your opportunity to take a shot at the American dream. We are inviting you to join us on this amazing adventure and seize this moment. Let's believe in ourselves. Let's believe in your future, our future. [0:04:05]





Make Money and KEEP Making Money with Rentus.com.mp4 (30s)
3 speakers (Speaker 1, Speaker 2, Speaker 3)

[0:00:03] Speaker 1: So many bills.

[0:00:05] Speaker 2: Rentus.

[0:00:06] Speaker 1: Did you hear that?

[0:00:07] Speaker 3: Hear what?

[0:00:09] Speaker 2: Rentus.

[0:00:10] Speaker 1: What?

[0:00:12] Speaker 2: Rentus.

[0:00:12] Speaker 3: What?

[0:00:13] Speaker 2: Use rentus.com. Upload photos of your stuff, rent it, and make money. Oh, and pay these.

[0:00:19] Speaker 1: Rent stuff you don't use.

[0:00:24] Speaker 3: And make money. And keep making money.

[0:00:28] Speaker 1: And keep making money.

[0:00:29] Speaker 3: At Rentus.

[0:00:30] Speaker 1: At Rentus.  [0:00:30]